Exhibit 99.1

Pain Therapeutics, Inc.

For More Information Contact:

Ruth Araya

Pain Therapeutics, Inc.

IR@paintrials.com

(512) 501-2485

Pain Therapeutics Announces Reverse Stock Split

-  Stock to Trade on a Split-adjusted Basis Beginning May 10, 2017 -

AUSTIN, Texas – May 8, 2017 – Pain Therapeutics, Inc. (Nasdaq: PTIE) today announced that it will effect a 7-for-1 reverse split of its outstanding shares of common stock (the “Reverse Split”), effective as of the close of business Eastern Time on May 9, 2017, (the "Effective Time").  Pain Therapeutics’  common stock will open for trading on The Nasdaq Global Market on May 10, 2017 on a split-adjusted basis under the existing trading symbol "PTIE".

This Reverse Split was approved by stockholders pursuant to a resolution adopted by stockholders of the Company at the annual meeting of stockholders held on May 4, 2017, and is intended to increase the per share trading price of the Company's common stock to satisfy the minimum bid price requirement for continued listing on The NASDAQ Global Market.

Based on the number of shares currently outstanding, the Reverse Split will reduce the number of shares of common stock outstanding from about 46.1 million shares pre-Reverse Split to about 6.6 million shares post-Reverse Split.  The Reverse Split will affect all stockholders uniformly and will not affect any stockholder’s percentage equity ownership in the Company.

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Pain Therapeutics, Inc.

May 8,  2017

In the Reverse Split, every seven (7) shares of the Company's common stock issued and outstanding at the Effective Time will automatically be exchanged and reclassified into one (1) issued and outstanding share of common stock, par value $0.001 per share.  No fractional shares shall be issued in connection with the Reverse Split.   Any stockholder who would otherwise be entitled to a fraction of one share of common stock will, in lieu thereof, be entitled to receive one share of common stock  in connection with the Reverse Split.

The par value of the Company’s common stock will remain unchanged at $0.001 per share. Trading of the Company's common stock on The Nasdaq Global Market will continue, on a split-adjusted basis, with the opening of the markets on Wednesday,  May 10, 2017, under the existing trading symbol "PTIE"  and under the new CUSIP number 69562K 506.

All outstanding stock options and equity incentive plans immediately prior to the Reverse Split will be proportionately adjusted by dividing the number of shares of common stock into which the stock options and equity incentive plans are exercisable by seven (7) and multiplying the exercise or conversion price by seven (7), as a result of the Reverse Split.

The Company has retained its transfer agent, Computershare, Inc., to act as its exchange agent for the Reverse Split.  As soon as practicable after the Effective Time, Computershare will provide stockholders of record as of the Effective Time a letter of transmittal providing instructions for the exchange of their stock certificates. Stockholders owning shares via a broker or other nominee will have their positions automatically adjusted to reflect the Reverse Split, subject to brokers' particular processes, and will not be required to take any action in connection with the Reverse Split. Beneficial holders may contact their bank, broker or nominee with any questions regarding the procedure of implementing the Reverse Split. Stockholders holding physical certificates may (but are not required to) send their certificates, along with the properly completed and executed letter of transmittal to Computershare, Inc. at the address given below.

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Pain Therapeutics, Inc.

May 8,  2017

The transfer agent will send each stockholder’s new stock certificate promptly after receipt of that stockholder’s properly completed letter of transmittal and old stock certificates.

Computershare, Inc.

P.O. BOX 30170

College Station, TX 77842 USA

Phone: 877 268 2982

Additional information regarding the Reverse Split can be found in the Company’s Definitive Proxy Statement on Schedule 14A (Form DEF 14A), filed with the SEC on March 21, 2017, and posted in the “Investors” section of the Company’s website at www.paintrials.com.

About Pain Therapeutics, Inc.

We develop proprietary drugs that offer significant improvements to patients and physicians. Our expertise consists of developing new drugs and guiding these through various regulatory and development pathways in preparation for their eventual commercialization.  We generally focus our drug development efforts around disorders of the nervous system, such as chronic pain.  The FDA has not yet established the safety or efficacy of our drug candidates.

Note Regarding Forward-Looking Statements: This press release contains forward-looking statements for purposes of the Private Securities Litigation Reform Act of 1995 (the "Act").  Pain Therapeutics disclaims any intent or obligation to update these forward-looking statements, and claims the protection of the Safe Harbor for forward-looking statements contained in the Act.  Examples of such statements include, but are not limited to, statements regarding the timing and effectiveness of the Reverse Split and the Company’s continued trading on the Nasdaq Global Market. Such statements are based on management's current expectations, but actual results may differ materially due to various factors.  Such statements involve risks and uncertainties, including, but not limited to, those risks and uncertainties relating to the price and volume fluctuations in the Company’s common stock, the Company’s ability to implement any plan for continued listing on Nasdaq and potential adverse decisions by Nasdaq.    For further information regarding these and other risks related to our business, investors should consult our filings with the U.S. Securities and Exchange Commission.

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